Exhibit 15

Report of Independent Registered Public Accounting Firm

November 7, 2022

Arrow Financial Corporation
Glens Falls, New York

Re: Registration Statement Form S-3 (No. 333-243662, 333-258552 and 333-263812) and Form S-8 (No. 333-151550, 333-188479, 333-188480, 333-238096 and 333-264787)

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 7, 2022 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Albany, New York